BUSINESS LEASE

The Landlord and the Tenant agree to lease the Rental Space for the Term and at the Rent stated, as follows: (The words Landlord and Tenant include all landlords and all tenants under this Lease.)

Landlord:	Lakeside Business Park, LLC One Drexel Plaza
3001 Market Street
Philadelphia, PA 19104

Tenant:	Destination Software, Inc.
137 Hurffville-Cross Keys Road Suite C
Sewell, NJ 08080
EIN - 36-4424999

Rental Space: Lakeside Business Park	700, 701, 702 Liberty Place Sicklerville, NJ
3,066 SF	[as outlined on Exhibit "A"]

1.	Possession. Use and Permits	4
2.	Condition of Rental Space	5
3.	No Assignment or Subletting	5
4.	Rent and Additional Rent	5
5.	Security and Damages	6
6.	Liability Insurance	6
7.	Fire. Casualty and Other Insurance	6
8.	Water Damage	7
9.	Liability of Landlord and Tenant	7
10.	Real Estate Taxes	7
11.	Quiet Enjoyment	7
12.	Utilities and Services	7
13.	Repairs, Maintenance and Compliance	7
14.	No Alterations	8
15.	Signs	10
16.	Access to Rental Space	10
17.	Fire and Other Casualty	10
18.	Eminent Domain	10
19.	Subordination to Mortgage	11
20.	Tenant's Certificate	11
21.	Violation, Eviction, Re-entry and Damages	11
22.	Notices 23.17	12
23	No Waiver
24.	Survival	12
25.	End of Term	12
26.	Binding	12
27.	Full Agreement	12
28.	Late Payment	13
29.	Environmental Compliance	13
30.	Waiver of Subrogation	13
31.	Waiver of Claims	13
32.	Brokers	14
33.	Holdover	14
34.	Condominium Association	14
35.	Exhibit A - Space Plan	15
36.	Exhibit B - Site Plan	15
37.	Exhibit C - Utility Transfer Acknowledgement	15
38.	Exhibit D - Condominium Document Receipt	15

Date of Lease: September 20, 2007 Term: Three (3) Years

	Beginning:	On the date Landlord tenders possession of the rental space to Tenant substantially completed, estimated to be approximately December 1, 2007.
Renewal:	Ending:
Three (3) years after the commencement date. If the commencement date is not on the first day of a calendar month the Lease shall automatically be extended to the last day of the month in which it would have otherwise expired.

Security Deposit: $ 4,599.00

Broker:The Landlord and Tenant recognize Lanard & Axilbund, LLC, t/a Colliers Lanard & Axilbund, as the Broker who brought about this Lease. The Landlord shall pay the Broker's commission.

Liability Insurance: Minimum amounts for each person injured $1,000,000, single limit.

Rent for the Term is:	Tenant shall pay to Landlord throughout the term basic annual rent ("Basic Rent", and together with all additional rent, the "Rent") in the amount as follows:

For the 1st full calendar year: $55,188.00 - $4,599.00/mo. For the 2nd full calendar year: $56,721.00 - $4,726.75/mo. For the 3rd full calendar year: $58,254.00 - $4,854.50/mo. payable in advance on the first day of each month, without notice or demand, in equal monthly installments as follows on or prior to the first day of each month during the term. The Tenant shall pay to Landlord all Rent without notice, demand, setoff or deduction. The first month's Basic Rent and security deposit shall be payable upon the execution of this Lease.

Tenant shall be permitted to renew this Lease for one (1) additional period of three (3) years ("Renewal Term") provided Tenant is not then in default and received written notice of such default during the original Term hereof. The Basic Rent for each year of Renewal Tenn will be calculated (annually) to 95% of the average current Fair Market Value for similar office buildings located in the vicinity of the Rental Space. Tenant shall exercise the Renewal Term by delivering written notice to Landlord not less than one hundred twenty (120) days prior to the expiration of the original Term, or Renewal Term then in effect. Tenant's occupancy of the Rental Space during the Additional Term shall be on the same terms and conditions as the Lease.

The Base Year shall be recalculated in the Renewal Term, if any, to mean the calendar year 2010 ("Renewal Base Year") and Tenant shall pay Landlord, as additional rent, for any increase in the Operating Expenses following the Renewal Base Year.

This figure includes base rent, the condominium fee and Real Estate Taxes. The condominium fee is paid by the Landlord to the Lakeside Business Park Condominium Association to cover the cost of common area maintenance including items such has snow removal, landscaping and exterior maintenance.

Tenant is responsible for its own utilities, which are separately metered to the Premises. Tenant is also responsible for its own janitorial services to the Premises.

Tenant shall pay, as additional rent, Tenant's proportionate share of all increases in operating expenses over the base year. The term "base year" shall mean the calendar year 2007.

The term "Operating Expenses" shall mean certain costs and expenses paid or incurred with respect to the ownership, repair, replacement, restoration, maintenance and operation of the Property limited to the following: (i) assessments and other charges allocated to the Property under any declaration or similar document applicable to the Lakeside Business Park Condominium Association (the "Condo Fees"); (ii) property taxes (iii) services provided directly by employees of Landlord or Agent in connection with the maintenance of the Property; (iv) any capital improvements made by, or on behalf of, Landlord to the Property that (a) reduce Operating Expenses and/or (b) are required to keep the Property in compliance with all governmental laws, rules and regulations applicable thereto, and which are enacted after the Commencement and from time to time thereafter, the cost of which capital improvements shall be amortized by Landlord over the useful life of the improvement, in accordance with generally accepted accounting principles. Landlord shall fully disclose the Operating Expenses to Tenant each year and Tenant may audit the records of Landlord in connection with the Operating Expenses.

Use of Rental Space: General Office

Possession, Use and Permits

The Landlord shall give possession of the Rental Space to the Tenant for the Term. The Tenant shall take possession of and use the Rental Space for the purpose stated above. The Tenant may not use the Rental Space for any other purpose without the written consent of the Landlord.

The Tenant shall not allow the Rental Space to be used for any unlawful or hazardous purpose. The Tenant is satisfied that the Rental Space is zoned for the Use stated. The Tenant shall obtain any necessary certificate of occupancy or other certificate permitting the Tenant to use the Rental Space for that Use. Landlord is obligated for the initial C/O following completion of construction.

The Tenant shall not use the Rental Space in any manner that results in (1) an increase in the rate of fire or liability insurance or (2) cancellation of any fire or liability insurance policy on the Rental Space. The Tenant shall comply with all requirements of the insurance companies insuring the Rental Space. The Tenant shall not abandon the Rental Space during the Term of this Lease or permit it to become vacant for extended periods.

Tenant shall, in the use and occupancy of the Rental Space and the conduct of Tenant's business or profession therein, at all times and at Tenant's expense comply with, and conform the Rental Space to the following requirements (the "Requirements"): all applicable laws, ordinances, orders, notices and regulations of the federal, state and municipal governments, or any of their departments and the regulations of the insurers of the Rental Space and building (including Title III of the Americans with Disabilities Act). Tenant shall indemnify, protect, defend and save harmless Landlord with regard to any non-compliance or alleged non-compliance by Tenant with any Requirements which are the responsibility of the Tenant.

This paragraph applies if (a) the Landlord cannot give possession of the Rental Space to the Tenant on the beginning date and (b) the reason for the delay is not the Landlord's fault. The Landlord shall not be held liable for the delay. The Landlord shall then have 30 days in which to give possession. If possession is given within that time, the Tenant shall accept possession and pay the Rent for that date. The ending date of the Tenn shall not change. If possession is not given within that time this Lease may be canceled by either party on notice to the other.

2.	Condition of Rental Space

The Tenant has inspected the Rental Space and agrees that the Rental Space is in satisfactory condition. The Tenant agrees that the Rental Space shall be delivered to Tenant, accepts the Rental Space, in their "as is" condition on the date hereof, and agrees that Landlord shall have no obligation to perform any improvements to the Rental Space. Tenant shall be responsible at Tenant's sole cost and expense for all Alterations (under Article 14) necessary to the Renal Space in order to allow Tenant to lawfully use and occupy same. Notwithstanding the foregoing, both parties agree that the proposed interior renovations to the leased property have not been completed in accordance with Exhibit "A". Landlord will complete the within space renovation prior to the commencement of the lease. Tenant shall have the right to inspect and approve such renovations prior to the commencement of the lease and occupancy. In the event the renovations are not completed or unacceptable, the parties will agree to negotiate in good faith a mutual solution.

3.	No Assignment or Subletting

The Tenant may not do any of the following without the Landlord's written consent: (a) assign this Lease, (b) sublet all or any part of the Rental Space or (c) permit any other person or business to use the Rental Space. Tenant shall not, by operation of law, merger, or otherwise, assign, mortgage, pledge or encumber in any manner by reason of any act or omission on the part of Tenant, this Lease, or the term and estate hereby granted, or sublet or license the whole or any part of the Rental Space or permit the Rental Space or any part thereof to be used or occupied by others. Notwithstanding anything to the contrary contained in the Lease if Tenant is a corporation or partnership, and if at any time during the term of this Lease (as same may be extended), the person or persons who, on the date of this Lease, own or owns a majority of such corporation's voting shares or such partnership's partnership interest, as the case may be, cease or ceases to own a majority of such shares, or such partnership interest as the case may be (whether such sale occurs at one time or at intervals so that, in the aggregate such a transfer shall have occurred), same shall be deemed an assignment requiring Landlord's consent, which shall not be unreasonably withheld, hereunder.

4.	Rent and Additional Rent Tenant shall pay the Rent to the Landlord at the Landlord's address set forth above.

If the Tenant fails to comply with any agreement in this Lease, the Landlord may do so on behalf of the Tenant. The Landlord may charge the cost to comply, including reasonable attorney's fees, to the Tenant as "additional rent". The additional rent shall be due and payable as Rent with the next monthly Base Rent payment.

All other payments in addition to the Rent due from Tenant to Landlord hereunder shall be deemed "additional rent". Non-payment of additional rent shall give the Landlord the same rights against the Tenant as if the Tenant failed to pay the Base Rent.

5.	Security and Damages

The Tenant has given to the Landlord the Security stated above. The Security shall be held by the Landlord during the Term of this Lease. The Landlord may deduct from the Security any expenses incurred in connection with the Tenant's violation of any agreement in this Lease. For example, if the Tenant does not leave the Rental Space in good condition at the end of the Term, the Security may be used to put it in good condition. If the amount of damage exceeds the Security, the Tenant shall pay the additional amount to the Landlord on demand.

If the Landlord uses the Security or any part of it during the Term, the Tenant shall on demand pay the Landlord for the amount used. The amount of the Security is to remain constant throughout the Term. The Security is not to be used by the Tenant for the payment of Rent. The Landlord shall repay to the Tenant any balance remaining within a reasonable time after the end of the Term. The Tenant shall not be entitled to interest on the Security.

If the Landlord's interest in the Rental Space is transferred, the Landlord shall turn over the Security to the new Landlord. The Landlord shall notify the Tenant of the name and address of the new Landlord. Notification must be given within 5 days after the transfer, by registered or certified mail. The Landlord shall then no longer be responsible to the Tenant for the repayment of the Security. The new Landlord shall be responsible to the Tenant for the return of the Security in accordance with the terms of this Lease.

6.	Liability Insurance

The Tenant shall obtain, pay for, and keep in effect during the Term commercial general liability insurance on the Rental Space. The insurance company and the broker must be acceptable to the Landlord and must name Landlord and any Lender designated by Landlord as an additional insured. This coverage must be in at least the minimum amounts stated above.

All policies shall state that the insurance company cannot cancel or refuse to renew without at least 10 days written notice to the Landlord.

The Tenant shall deliver the original policy to the Landlord with proof of payment of the first year's premiums. This shall be done not less than fifteen (15) days before the Commencement Date. The Tenant shall deliver a renewal policy to the Landlord with proof of payment not less than fifteen (15) days before the expiration date of each policy.

7.	Fire, Casualty and Other Insurance

Should Tenant fail to obtain and maintain a general commercial liability policy with respect to the occupied Rental Space asset forth in paragraph 7, Landlord may obtain, at Tenantrs expense, such general commercial liability insurance, as may be required. Tenant will be liable for all costs relative to this coverage and shall promptly reimburse the Landlord for all associated costs.Landlord shall be solely responsible for all fire, casualty and other insurance relative to the building and surrounding common areas (walls out). Any such insurance obtained by the Tenant shall name the Landlord as an additional insured.

8.	Water Damage

The Landlord shall not be liable for any damage or injury to any persons or property caused by the leak or flow of water from or into any part of the building located upon the Rental Space.

9.	Liability of Landlord and Tenant

The Landlord shall not be liable for injury or damage to any person or property unless it is due to the Landlord's negligence. The Tenant is liable for any loss, injury or damage to any person or property caused by the act or omission of the Tenant or the Tenant's employees or agents. The Tenant shall defend the Landlord from and reimburse the Landlord for all liability and costs (including reasonable attorneys' fees) resulting from any injury or damage due to the act or omission of the Tenant or the Tenant's employees or agents.

10.	Real Estate Taxes

The Landlord shall pay the yearly Municipal Real Estate Taxes on the Rental Space.

11.	Quiet Enjoyment

The Landlord has the right to enter into this Lease. If the Tenant complies with this Lease, the Landlord must provide the Tenant with undisturbed possession of the Rental Space.

12.	Utilities and Services

The Tenant shall arrange and pay for all utilities and services required for the Rental Space, including the following:

(a)	Heat	(d)	Electric
(b)	Hot and cold water	(e)	Gas
(c)	Heat and oil	(0)	Sewer

The Landlord shall pay for the following utilities and services: NONE.

The Landlord is not liable for any inconvenience or harm caused by any stoppage or reduction of utilities and services beyond the control of the Landlord. This does not excuse the Tenant from paying Rent. At Landlord's option, Landlord may pay water and sewer directly and in such event Tenant shall reimburse Landlord for the cost thereof from time to time upon demand.

13.	Repairs, Maintenance and Compliance The Tenant shall:

(a) Promptly comply with all laws, orders, rules and requirements of governmental authorities, insurance carriers, board of fire underwriters, or similar groups.

(b) Maintain the Rental Space and all equipment and fixtures in it in good repair and appearance.

(c) Make all necessary repairs to the Rental Space and all equipment and fixtures in it, except structural repairs.

(d) Maintain the Rental Space in a neat, clean, safe, and sanitary condition, free of all garbage.

(e) Keep the walks, driveway, parking area, yard, entrances, hallways, and stairs clean and free from Tenant's trash and debris.

(f) Use all electric, plumbing and other facilities in the Rental Space safely.

(g) Use no more electricity than the wiring or feeders to the Rental Space can safely carry.

(h) Promptly replace all broken glass in the Rental Space. Do nothing to destroy, deface, damage, or remove any part of the Rental Space.

Keep nothing in the Rental Space which is inflammable, dangerous or explosive or which might increase the danger of fire or other casualty.

(k) Promptly notify the Landlord when there are conditions which need repair.

(1) Do nothing to destroy the peace and quiet of the Landlord, other tenants, or persons in the neighborhood.

(m) Avoid littering in the building or on its grounds.

(n) Make all other repairs and perform all maintenance not required of Landlord below.

The Tenant shall pay any expenses involved in complying with the above. The Landlord shall:

(a) Make all structural repairs unless these repairs are made necessary by the act or omission of the Tenant or the Tenant's employees or agents.

(b) Make necessary replacements and repairs of the plumbing, cooling, heating and electrical systems, except when made necessary by the act or omission of the Tenant or the Tenant's employees or agents.

14.	No Alterations

The Tenant may not make any changes or additions to the Rental Space without the Landlord's written consent. Any changes or additions made without the Landlord's written consent shall be removed by the Tenant on demand.

All changes or additions made with the Landlord's written consent shall become the property of the Landlord when completed and paid for by the Tenant. They shall remain as part of the Rental Space at the end of the Tenn. The Landlord may demand that the Tenant remove any changes or additions at the end of the Term. The Tenant shall promptly pay for all costs of any permitted changes or additions. The Tenant shall not allow any mechanic's lien or other claim to be filed against the Rental Space. If any lien or claim is filed against the Rental Space, the Tenant shall have it promptly removed.

Tenant, in performing Alterations shall comply with the following provisions: (i) Tenant shall first obtain the approval of Landlord of the specific work it proposes to perform and shall furnish Landlord with reasonably detailed plans and specifications; (ii) Tenant, at Tenant's cost and expense shall cause to be prepared architectural and engineering drawings and specifications, which are expressly subject to Landlord's written approval (and any written approval shall not make Landlord responsible in any way for the design of any installed systems and Tenant shall look solely to its architect, engineers, designers and any of its other agents for damages resulting from design errors or omissions) (iii) all Alterations shall be performed by responsible contractors and subcontractors who shall not prejudice Landlord's relationship with Landlord's contractors or subcontractors or the relationship between such contractors and their subcontractors or employees, or disturb harmonious labor relations, and who shall furnish in advance and maintain in effect workmen's compensation insurance in accordance with statutory requirements and comprehensive public liability insurance (naming Landlord and Landlord's contractors and subcontractors as additional insureds) with limits satisfactory to Landlord; and (iv) all construction contracts for Alterations must include language holding the Landlord harmless from and against any and all claims arising from, under or in connection with such construction.

Notwithstanding any provision of the Lease to the contrary, in the event Landlord permits or requires Tenant to remove any alteration, addition or improvement to the Rental Space made by Tenant, Tenant, at Tenant's expense, shall promptly restore the Rental Space to the condition existing prior to such Alteration, reasonable wear and tear excepted. Should Tenant fail to remove any alteration required to be removed at the end of the Term, Landlord may do so, collecting at Landlord's option the cost and expense thereof from Tenant as additional rent or by deduction from the Security Deposit. All furniture, movable trade fixtures and equipment installed by Tenant may be removed by Tenant at the termination of this Lease if Tenant so elects, and shall be so removed if required by Landlord, or if not so removed shall, at the option of Landlord, become the property of Landlord. All such installations, removals and restoration shall be accomplished in a good and workmanlike manner so as not to damage the Rental Space. Nothing in this Lease, or in any consent to the making of alterations or improvements contained shall be deemed or construed in any way as constituting authorization by Landlord for the making of any alterations or additions by Tenant within the meaning of N.J.S.A. 2A:44-68 or Section 3 of the Construction Lien Law (P.L. 1993, c. 318) or any amendment thereof, or constituting a request by Landlord, express or implied, to any contractor, subcontractor or supplier for the performance of any labor or the furnishing of any materials for the use or benefit of Landlord.

15.	Signs

The Tenant shall obtain the Landlord's written consent before placing any sign on or about the Rental Space. Signs must conform with all applicable municipal ordinances and regulations and the Master Deed for Lakeside Business Park, a Condominium.

16.	Access to Rental Space

The Landlord shall have access to the Rental Space on reasonable notice to the Tenant to (a) inspect the Rental Space, (b) make necessary repairs, alterations, or improvements, (c) supply services, and (d) show it to prospective buyers, mortgage lenders, contractors or insurers.

The Landlord may show the Rental Space to rental applicants at reasonable hours on notice to the Tenant within six (6) months before the end of the Term.

The Landlord may enter the Rental Space at any time without notice to the Tenant in case of emergency.

17.	Fire and Other Casualty

The Tenant shall notify the Landlord at once of any fire or other casualty in the Rental Space. The Tenant is not required to pay Rent when the Rental Space is unusable. If the Tenant uses part of the Rental Space, the Tenant must pay Rent pro-rata for the usable part.

If the Rental Space is partially damaged by fire or other casualty, the Landlord shall repair it as soon as possible. This includes the damage to the Rental Space and fixtures installed by the Landlord. The Landlord need not repair or replace anything installed by the Tenant.

Either party may cancel this Lease if the Rental Space is so damaged by fire or other casualty that it cannot be repaired within 180 days. If the parties cannot agree, the opinion of a contractor chosen by the Landlord and the Tenant will be binding on both parties.

This Lease shall end if the Rental Space is totally destroyed. The Tenant shall pay Rent to the date of destruction.

If the fire or other casualty is caused by the act or omission of the Tenant or the Tenant's employees, the Tenant shall pay for all repairs and all other damage.

18.	Eminent Domain

Eminent domain is the right of a government to lawfully condemn and take private property for public use. Fair value must be paid for the property. The taking occurs either by court order or by deed to the condemning party. If any part of the building located upon the Rental Space is taken by eminent domain, either party may cancel this lease on 30 days notice to the other. The entire payment for the taking shall belong to the Landlord. The Tenant shall make no claim for the value of this Lease for the remaining part of the Term.

19.	Subordination to Mortgage

In a foreclosure sale all mortgages which now or in the future affect the Rental Space have priority over this Lease. This means that the holder of a mortgage may end this Lease on a foreclosure sale. The Tenant shall sign all papers need to give any mortgage priority over this Lease. If the Tenant refuses, the Landlord may sign the papers on behalf of the Tenant.

20.	Tenant's Certificate

At the request of the Landlord, the Tenant shall sign a certificate stating that (a) this Lease has not been amended and is in effect, (b) the Landlord has fully performed all of the Landlord's agreements in this Lease, (c) the Tenant has no rights to the Rental Space except as stated in this Lease, (d) the Tenant has paid all Rent to date, and (e) the Tenant has not paid Rent for more than one month in advance. The Certificate shall also list all the property attached to the Rental Space owned by the Tenant.

21.	Violation, Eviction, Re-entry and Damages

The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant: (i) a failure by Tenant to pay, within ten (10) days after written notice, any installment of Rent hereunder or any additional rent or any such other sum herein required to be paid by Tenant; and/or (ii) a failure by Tenant to observe and perform any other provisions or covenants of this Lease to be observed or performed by Tenant, where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant provided, however, that if the nature of the default is such that the same cannot reasonably be cured within such thirty (30) day period, Tenant shall not be deemed to be in default if Tenant shall within such period commence such cure and thereafter diligently prosecute the same to completion (but in no event shall such cure period exceed an additional thirty (30) days).

Upon the occurrence of any such event of default set forth above: (i) Landlord may (but shall not be required to) perform for the account of Tenant any such default of Tenant and immediately recover as additional rent any expenditure made and the amount of any obligations incurred in connection therewith, plus interest at the (the "Rate") of 1.5% per month from the date of such expenditure; (ii) Landlord may at its option accelerate all Rent and additional rent due for the balance of the term of this Lease and declare the same to be immediately due and payable as liquidated damages; (iii) Landlord shall have the re-entry rights provided as follows: The Landlord may end this Lease and re-enter the Rental Space if the Tenant violates any agreement in this Lease. After a court order of eviction and the warrant of removal, the Landlord may re-enter and take back possession of the Rental Space. The Tenant is liable for all damages caused by the Tenant's violation of any agreement in this Lease. This includes reasonable attorney's fees and costs. After eviction, the Tenant shall pay the Rent for the Term or until the Landlord re-rents the Rental Space, if sooner. If the Landlord re-rents the Rental Space for less than the Tenant's Rent, the Tenant shall pay the difference until the end of the Term. The Tenant shall not be entitled to any excess resulting from the re-renting. The Tenant shall also pay (a) all reasonable expenses incurred by the Landlord in preparing the Rental Space for the re-renting and (b) commissions paid to a broker for finding a new tenant.*** (iv) In addition to all remedies provided herein or by law, Tenant shall pay to Landlord reasonable attorneys fees and court costs incurred as a result of such breach; and/or (v) Landlord shall have all other rights and remedies available under the lease, or at law or in equity.

22.	Notices

All notices given under this Lease must be in writing. Each party must accept and claim the notices given by the other. Unless otherwise provided by law, they shall be given only by either (a) personal delivery with evidence of receipt, or (b) certified mail, return receipt requested. Notices shall be addressed to the Landlord at the address written at the beginning of this Lease and to the Tenant at the Rental Space.

23.	No Waiver

The Landlord's failure to enforce any agreement in this Lease shall not prevent the Landlord from enforcing the agreement for any violations occurring at a later time.

24.	Survival

If any agreement in this Lease is contrary to law, the rest of the Lease shall remain in effect.

25.	End of Term

At the end of the Term, the Tenant shall (a) leave the Rental Space clean, (b) remove all of the Tenant's property, (c) remove all signs and restore that portion of the Rental Space on which they were placed, (d) repair all damage caused by moving, and (e) return the Rental Space to the Landlord in the same condition as it was at the beginning of the Tenn except for normal wear and tear.

If the Tenant leaves any property in the Rental Space, the Landlord may (a) dispose of it and charge the Tenant for the cost of disposal, or (b) keep it as abandoned property.

26.	Binding

This Lease binds the Landlord and the Tenant and all parties who lawfully succeed to their rights and places.

27.	Full Agreement

The parties have read this Lease. It contains their full agreement. It may not be changed except in writing signed by the Landlord and the Tenant.

28.	Late Payment

For each payment of Rent or additional rent received more than ten (10) days after the due date therefor, Tenant shall pay to Landlord an initial late charge of ten (10%) percent of the payment due, which charge must accompany the late payment. An additional charge will be made for checks returned for insufficient funds.

29.	Environmental Compliance

Tenant shall not engage in operations at the Rental Space which involve the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of "hazardous substances" or "hazardous waste" and Tenant shall not cause or permit to exist any Discharge, as such term is defined under the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-1 et seq. ("ISRA"), on or about the Rental Space. Tenant shall perform all obligations imposed with respect to ISRA by reason of Tenant's operations, acts or omissions, to the satisfaction of Landlord, in Landlord's sole discretion. Tenant shall indemnify, defend and save harmless Landlord from and against any and all fines, suits, proceedings, claims and/or actions of any kind and any and all losses, costs, damages and expenses (including, without limitation, attorney's fees) arising out of or in any way connected with any (a) spills, releases or discharges of hazardous material at the Rental Space which occur during the term of this Lease (including any renewal periods); (b) Tenant's failure to provide all information, make all submissions and take all actions required by any governmental authority; (c) Tenant's failure to comply with all requirements of, or Tenant's violation of, any environmental law including without limitation, ISRA; and/or (d) breach of any provision of this Article.

30.	Waiver of Subrogation

Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause of action against the other for any loss or damage that may occur to the Rental Space or any improvements thereto, or any personal property of Landlord or Tenant, arising from any cause that (a) would be insured against under the terms of any special form, all risk or property insurance required to be carried hereunder; or (b) is insured against under the terms of any special form, all risk or property insurance actually carried, regardless of whether it is required hereunder. The foregoing waiver shall apply regardless of the cause or origin of the claim, including but not limited to the negligence of a party or that party's agents, officers, employees or contractors. The foregoing waiver shall not apply if the waiver is found by a court of competent jurisdiction to result in the invalidation of insurance coverage to the insured for the claim in question.

31.	Waiver of Claims

Landlord and Landlord's agents, servants and employees shall not be liable for, and Tenant hereby releases and relieves Landlord, its agents, servants, employees from, all liability in connection with any and all loss of life, personal injury, damage to or loss of property, or loss or interruption of business occurring to Tenant, its agents, servants, employees, invitees, licensees, visitors, or any other person, firm, corporation or entity, in or about or arising out of the Rental Space.

32.	Brokers

Tenant represents and warrants to Landlord that Tenant has had no dealings, negotiations or consultations with respect to the Rental Space or this transaction with any broker or finder other than the Broker, if any, and that otherwise no broker or finder called the Rental Space to Tenant's attention for lease or took any part in any dealings, negotiations or consultations with respect to the Rental Space or this Lease. Tenant agrees to indemnify and hold harmless Landlord from and against all liability, cost and expense, including attorney's fees and court costs, arising out of any misrepresentation or breach of warranty by Tenant under this Article.

33.	Holdover

In the event Tenant fails to vacate the Rental Space upon the expiration of the term or upon any earlier termination of this Lease, Tenant shall pay to Landlord double the Rent due and payable for the month after which this Lease expired or terminated as liquidated damages and in the event that Tenant holds over for more than thirty (30) days the Rent and additional rent for such additional periods shall be tripled or Landlord may pursue any other remedy.

34.	Condominium Association

Landlord and Tenant acknowledge and agree that the Rental Space is part of a condominium known as the Lakeside Business Park, a Condominium (the "Condominium"), and that the Unit and this Lease are subject to the Master Deed for Lakeside Business Park, a Condominium, which was recorded in the Office of the Camden County Clerk, on December 11, 2004, in Deed book 07671, Page 93&c., as amended, and to the rules, regulations and requirements imposed by the Lakeside Business Park Condominium Association, Inc. (the "Association"). Landlord shall be responsible during the term of this Lease to pay the monthly common expense assessments due to the Association. Tenant agrees to comply with all rules, regulations and requirements imposed now or hereafter, by the Association.

35.	Right of First Refusal to Purchase

Provided Lessee is not then in default hereunder, Lessor hereby agrees that before consummating the separate sale of only the herein demised premises with a third party, Lessor will advise Lessee by registered or certified mail, return receipt requested, of the essential terms and conditions of said third partyrs offer, and Lessee shall have TEN (10) DAYS from the date of such notice in which to exercise the right herein granted to purchase the premises on the same terms and conditions. Should Lessee fail to exercise this right within said TEN (10) DAY period by executing an agreement of sale for the purchase of the property, Lessor shall have no further liability to Lessee hereunder and may proceed with the consummation of a sale to said third party. The parties agree that the right herein given shall expire on the earlier of the following; a) on the date of expiration or earlier termination of this Lease, or b) upon Lesseers refusal to purchase the premises on the same terms as offered by said third party pursuant to this clause. The term "third party" as used herein shall not include any person or entity having any affiliation or connection with, or relationship to, Lessor.

36.	Exhibit A - Space Plan

37.	Exhibit It- Site Plan

38.	Exhibit C - Utility Transfer Acknowledgement

39.	Exhibit D - Condominium Document Receipt Signatures

The Landlord and the Tenant agree to the terms of this Lease by signing below. If a party is a corporation, this Lease is signed by its proper corporate officers.

Witnessed or Attested by: As to Landlord

Witnessed or Attested by: As to Tenant

24'4" UNIT
24'-0" UNIT
24'- ' UNIT
OFFICE1
OFFICE2
OFFICE3
OFFICE4
OFFICE5
TOILET
FURNITURE PARTITIONS
RECEPTION
BREAK
44'0" CONDOMINIUM UNIT
CONFERENCE
OFFICE6
ENTRY WAIT
OFFICE7
OFFICE8

DESTINATION SOFTWARE

PLAN #3
UNITS 700, 701 & 702
3066 sq. ft IN BUILDING7

approved by 23 AUG 07

FURNITURE SHOWN DOTTED BY TENANT

5 0 5 10
1/8" = 1'0"

LAKESIDE BUSINESS PARK
GLOUCHESTER TOWNSHIP, CAMDEN COUNTY, NEW JERSEY

Operations GRANITE GROUP L.L.C.

215.222.4100
McGUFFIN ASSOCIATES
ARCHITECTS
ONE DREXEL PLAZA
3001 MARKET STREET, SUITE 200
PHILADELPHIA, PA 19104

Lakeside Business Park
Utility Information

Buyer:
Please notify the following utility companies of the effective date to have service initiated in your name. This should be done approximately one week prior to settlement. All utilities (electric, gas, water, and sewer) must be transferred.

Electricity:	Atlantic City Electric (800) 642-3780 (7am-7pm, M-F)

Natural	Gas: South Jersey Gas Company (888) 766-9900 (7am-8pm, M-F)

Water:	Aqua New Jersey
(856) 784-3322 (8:30am-4:30pm)

Sewer:	Gloucester Township MUA (856) 227-8666

We, the undersigned, acknowledge receipt of this notice to transfer utilities.

Unit Number: #100 02 L  Place

Name:	Bruce C 4, n
Signature:	xxx5

LAKESIDE BUSINESS PARK CONDOMINIUM
2002 Independence Blvd.
Sicklerville, NJ 08081
Tel #. (856) 629-9386
Fax #. (856) 629-9387

Date: ________, 2007

Re: Units # 700, 701, 702 Sicklerville, Camden County, NJ

To Whom It May Concern:

This will acknowledge receipt of a copy of the Master Deed, By Laws and budget of the Lakeside Business Park, a condominium.

Date: 9 /1F /0

xxx6